                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                                     of the
                      Securities and Exchange Act of 1934


                               (Amendment No. 1)



    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                               CABLEVISION SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11.
     1) Title of each class of Securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        $125
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        Schedule 14A
        ------------------------------------------------------------------------
     3) Filing Party:
        Cablevision Systems Corporation
        ------------------------------------------------------------------------

                        CABLEVISION SYSTEMS CORPORATION
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 20, 1995
                             ---------------------

To the Stockholders:

    The annual meeting of the stockholders of Cablevision Systems Corporation will be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Tuesday, June 20, 1995 at ten o'clock in the morning for the following purposes:

    1. To elect fourteen (14) directors, each to serve for a term of one year and until their respective successors shall have been duly elected and qualified;


    2. To authorize and approve an amendment to the Company's Amended and Restated Employee Stock Plan permitting the extension of the duration of certain nonqualified stock options and/or SARs granted under the Plan for up to two years.



    3. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year 1995; and



    4. To transact such other business as may properly come before the meeting, or any adjournment thereof.



    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 19, 1995. Accordingly, only holders of record of issued and outstanding Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.


                                          By order of the Board of Directors,

                                          ROBERT S. LEMLE
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY


Woodbury, New York
May 26, 1995


 IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                        CABLEVISION SYSTEMS CORPORATION
                               EXECUTIVE OFFICES
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Cablevision Systems Corporation (the "Company") for use at the annual meeting of its stockholders to be held at the Company's executive offices, on June 20, 1995 at ten o'clock in the morning and at any and all adjournments thereof.


    The shares represented by the proxy will be voted at the annual meeting and will be voted as specified on the proxy with respect to the election of directors and with respect to Proposals (2) and (3) or, if no direction is indicated, will be voted in favor of the election as directors of the nominees listed below and in favor of such proposals. The person giving the proxy has the power to revoke it at any time before it is voted at the annual meeting by written notice to the Secretary of the Company, or upon request if such person is present at the annual meeting.



    The cost of solicitation will be borne by the Company. The Company may use the services of its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about May 26, 1995. The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1994 is enclosed herewith.


                                 VOTING RIGHTS


    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 19, 1995. Accordingly, only holders of record of Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On March 31, 1995, the Company had outstanding 12,019,010 shares of Class A Common Stock, par value $.01 per share, each of which entitled the holder to one vote, and 11,678,922 shares of Class B Common Stock, $.01 par value per share, each of which entitled the holder to ten votes.



    Charles F. Dolan, the Chairman and Chief Executive Officer of the Company, and trusts for the benefit of members of his family, together beneficially own shares of capital stock of the Company having the power to elect as directors the ten persons nominated by the Board of Directors for election by holders of Class B Common Stock, which directors would constitute a majority of the Board of Directors, and to authorize and approve Proposals (2) and (3).


                               BOARD OF DIRECTORS

    The Board of Directors of the Company met, or acted by written consent in lieu of meeting, eight times in 1994 and presently consists of 14 members, 7 of whom are officers of the Company or its subsidiaries.

BOARD COMMITTEES

    The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

    The Executive Committee consists of Messrs. Tatta, Bell, Lustgarten, Lemle and James Dolan. The Executive Committee is authorized to exercise, between meetings of the Board of Directors, all the powers thereof except as limited by Delaware law and except for certain specified exceptions including authorization of contracts with officers or directors, significant acquisitions, investments or guarantees, entering new businesses, the approval of operating budgets or the issuance of capital stock. The Executive Committee met, or acted by written consent in lieu of meeting, four times in 1994.

    The Audit Committee of the Board of Directors consists of Messrs. Hochman and Oristano. The functions of the Audit Committee are to review and report to the Board of Directors with respect to selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal audit controls and related matters. The Audit Committee met one time in 1994.

    The Compensation Committee consists of Messrs. Charles Dolan, Hochman and Tatta. The functions of the Compensation Committee are (i) to represent the Board in discharging its responsibilities with respect to the Company's employee stock plans and, in doing so, to administer such plans with regard to, among other things, the determination of eligibility of employees, the granting of stock, SARs and/or options, and the termination of such plans and (ii) to determine the appropriate levels of compensation, including salaries, bonuses, stock and option rights and retirement benefits for members of the Company's senior management, subject to the approval of the Board of Directors. The Compensation Committee met, or acted by written consent in lieu of meeting, seven times in 1994.

    Each member of the Board of Directors (other than Patrick F. Dolan, who participated in five of eight meetings or consents in lieu of meeting) participated in not less than 75% of the aggregate number of meetings or consents in lieu of meeting of the Board of Directors and of each Board committee of which he or she was a member, during 1994.

COMPENSATION OF DIRECTORS

    Directors who are not employees are paid a fee of $20,000 per year for services rendered in that capacity, a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Members of the Audit Committee and members of the Compensation Committee who are not officers of the Company are paid a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Non-employee members of the Board of Directors who serve on the Cablevision Employee Benefit Plans Investment Committee receive a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone.

    John Tatta, a non-employee director, has a consulting agreement with the Company expiring in 1998 which provides for an annual consulting fee of $485,000, reimbursement of certain expenses and the continuation of certain life insurance and supplemental pension benefits provided to him when he was an employee. Pursuant to this consulting agreement, under which Mr. Tatta assists senior management of the Company in strategic planning and performs special projects relating to the Company's business, Mr. Tatta is to provide not more than 50 percent of his professional time to the Company. Because Mr. Tatta provided substantially more than 50 percent of his professional time to the Company during 1994, Mr. Tatta also received an additional payment of $200,000 for such additional services. The aggregate compensation paid to Mr. Tatta for services rendered in 1994 was $685,000.

                           (1) ELECTION OF DIRECTORS

    With respect to the election of directors, the Certificate of Incorporation of the Company provides that holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the total number of directors constituting the whole Board and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. Under the Company's By-Laws, the Board of Directors is to consist of at least three members, the exact number to be fixed by the Board. The Board has set the number of Directors to be elected at the annual meeting at fourteen directors (four of whom are to be elected by the holders of Class A Common Stock, and ten of whom are to be elected by the holders of Class B Common Stock), to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. The four Class A Directors of the Company are elected by the favorable vote of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. The ten Class B Directors of the Company are elected by the favorable vote of a plurality of the shares of Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors.

    All proxies received by the Board of Directors from holders of Class A Common Stock and Class B Common Stock will be voted for the election of the respective directors hereinafter shown as the nominees of each such respective class of Common Stock, if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The Board of Directors knows of no reason to anticipate that this will occur. Abstentions from voting and broker non-votes (that is, shares held for customers of a broker but not voted because of a lack of instructions from the broker's customers) will have no effect on the outcome of the election of directors.

    The following table sets forth information at April 1, 1995 as to the nominees for election as directors of the Company.

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

                                                                                                 DIRECTOR
                                                      PRINCIPAL OCCUPATION                       CONTINUOUSLY
     NAME OF NOMINEE        AGE                 AND POSITION(S) WITH THE COMPANY                   SINCE
--------------------------  ---  --------------------------------------------------------------  ---------
Charles D. Ferris           61   Director; Member, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo,     1985
                                  P.C., Attorneys
Richard H. Hochman (1)(2)   49   Director; Managing Partner of Regent Capital Partners, L.P.        1986
Victor Oristano (1)         78   Director; Chairman of Alda Communications Corp.                    1985
A. Jerrold Perenchio (3)    64   Director; General Partner of Chartwell Partners                    1987

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS B COMMON STOCK

                                                                                                   DIRECTOR
                                                      PRINCIPAL OCCUPATION                       CONTINUOUSLY
     NAME OF NOMINEE        AGE                 AND POSITION(S) WITH THE COMPANY                    SINCE
--------------------------  ---  --------------------------------------------------------------  ------------
William J. Bell (4)         55   Vice Chairman and Director                                           1985
Charles F. Dolan (2)        68   Chairman and Chief Executive Officer and Director                    1985
James L. Dolan (4)          39   Director and Chief Executive Officer of Rainbow Programming          1991
                                  Holdings, Inc.
Patrick F. Dolan            43   Director and Vice President of News                                  1991
Robert S. Lemle (4)         42   Executive Vice President, General Counsel, Secretary and             1988
                                  Director
Marc A. Lustgarten (4)      48   Vice Chairman and Director                                           1985
Sheila A. Mahony            53   Senior Vice President and Director                                   1988
Francis F. Randolph, Jr.    67   Director                                                             1985
Daniel T. Sweeney           65   Director                                                             1985
John Tatta (2)(4)           74   Chairman of the Executive Committee and Director                     1985

------------------------
(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

(3) Mr. Perenchio resigned from the Board of Directors on December 15, 1992 and was re-elected to the Board of Directors on February 3, 1993.

(4)  Member of the Executive Committee.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the directors and executive officers of the Company as of April 1, 1995.

          NAME              AGE                        POSITION
------------------------    ---    ------------------------------------------------
Charles F. Dolan            68     Chairman, Chief Executive Officer and Director
William J. Bell             55     Vice Chairman and Director
Marc A. Lustgarten          48     Vice Chairman and Director
Robert S. Lemle             42     Executive Vice President, General Counsel,
                                    Secretary and Director
Barry J. O'Leary            51     Senior Vice President, Finance and Treasurer
Sheila A. Mahony            53     Senior Vice President and Director
Jerry Shaw                  48     Vice President and Controller
William J. Quinn            48     President, Cable Operations
James L. Dolan              39     Director and Chief Executive Officer of Rainbow
                                    Programming Holdings, Inc.
Patrick F. Dolan            43     Director and Vice President of News
John Tatta                  74     Chairman of the Executive Committee and Director
Charles D. Ferris           61     Director
Richard H. Hochman          49     Director
Victor Oristano             78     Director
A. Jerrold Perenchio        64     Director
Francis F. Randolph, Jr.    67     Director
Daniel T. Sweeney           65     Director

    All directors hold office until the annual meeting of stockholders of the Company next following their election and until their successors are elected and qualified. All executive officers are elected to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

    Information with respect to the business experience and affiliations of the directors and executive officers of the Company is set forth below.

    Charles F. Dolan -- Chairman, Chief Executive Officer and director of the Company since 1985. Founded and acted as the General Partner of the Company's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. General Partner of Cablevision of Chicago, Cablevision of Boston and Cablevision of Brookline Limited Partnership.

    William J. Bell -- Vice Chairman and director of the Company since 1985. Joined the Company's predecessor in 1979. Former Assistant Treasurer of General Instrument Corporation, the parent company of the Jerrold Electronics Division, where he managed a finance subsidiary dedicated to cable television from 1976 to 1979.

    Marc A. Lustgarten -- Director of the Company since 1985. Vice Chairman of the Company since 1989. Executive Vice President of the Company from 1985 to 1989. Affiliated with the Office of the Corporation Counsel for The City of New York prior to joining the Company's predecessor in 1975.

    Robert S. Lemle -- Director of the Company since 1988. Executive Vice President, General Counsel and Secretary since 1994. Senior Vice President, General Counsel and Secretary of the Company from 1986 to 1994 and Vice President, General Counsel and Secretary of the Company from 1985 to 1986. Associated with the law firm of Cravath, Swaine & Moore, New York, New York, from 1978 to 1982, when he joined the Company's predecessor.

    Barry J. O'Leary -- Senior Vice President of the Company since 1986, Vice President of the Company from 1985 to 1986 and Treasurer of the Company since 1985. Joined the Company's predecessor in 1984. Formerly with The Toronto-Dominion Bank from 1967 to 1984, most recently as Vice President of its U.S.A. Division.

    Sheila A. Mahony -- Director of the Company since 1988. Senior Vice President of the Company since 1995. Vice President of Government Relations and Public Affairs of the Company and its predecessor from 1980 to 1995. Formerly Executive Director of the Carnegie Commission from 1977 to 1979. Prior to Ms. Mahony's position as Executive Director of The Cable Television Information Center of the Urban Institute from 1972 to 1977, she served as Assistant Corporation Counsel for the City of New York from 1967 to 1972.

    Jerry  Shaw -- Vice President  and Controller of the  Company since 1986 and
Controller  of  the  Company  since  1985.  Formerly  with  Warner  Amex   Cable
Communications Inc. as Assistant Controller from 1983 to 1985.

    William J. Quinn -- President, Cable Operations of the Company since 1991. Vice President, Cable Operations and General Manager of the Company's Long Island cable television systems from 1986 to 1991.

    James L. Dolan -- Director of the Company since 1991 and Vice President of the Company from 1987 to 1994. Chief Executive Officer of Rainbow Programming Holdings, Inc., a subsidiary of the Company, since 1992. Director of Advertising Sales from 1985 to 1992. Manager of Advertising Sales from 1983 to 1985. James
L. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan.


    Patrick F. Dolan -- Director of the Company since 1991. Vice President of News since March 1995. News Director of News 12 Long Island, a subsidiary of the company, from 1991 to March 1995 and Special Projects Director of News 12 Long Island from 1986 to 1991. Patrick F. Dolan is the son of Charles F. Dolan and the brother of James L. Dolan.


    John Tatta -- Director of the Company since 1985. Chairman of the Executive Committee of the Company and consultant to the Company since January 1, 1992. President of the Company from 1985 to December 31, 1991. Chief Operating Officer of the Company from 1985 to 1989 and of the Company's predecessor since 1973. Former Vice President of Manhattan Cable Television.

    Charles D. Ferris -- Director of the Company since 1985. Member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since 1981. Chairman of the FCC from October 1977 until April 1981. General Counsel to the Speaker of the United States House of Representatives during 1977. Chief Counsel for the United States Senate Majority and Chief Counsel to Senate Majority Leader from 1963 to 1977.


    Richard H. Hochman -- Director of the Company since 1986. Managing Partner of Regent Capital Partners, L.P. since April, 1995. Managing Director of PaineWebber Incorporated from 1990 to April 1995. Managing Director of Drexel Burnham Lambert, Incorporated from 1984 to 1990. In June 1990, a petition under the Federal bankruptcy laws was filed by Drexel Burnham Lambert, Incorporated. From 1969 to 1984, Mr. Hochman was associated with E.F. Hutton & Company Inc., most recently as Senior Vice President from 1979 to 1984. Mr. Hochman is also a member of the Board of Directors of Alliance Entertainment Corporation.


    Victor Oristano --  Director of  the Company  since 1986.  Chairman of  Alda
Communications Corp., a holding company which has built and operated cable television systems in Connecticut, Florida, New Jersey, Pennsylvania and England since 1975. Mr. Oristano is also a member of the Board of Directors of People's Choice TV, Corp.

    A. Jerrold Perenchio -- Director of the Company since 1987. Chief Executive Officer of Univision Television Group, a Spanish language broadcast television network, from 1992 to present. General Partner, Chartwell Partners from 1983 to present. Co-owner Malibu Bay Company from 1989 to present. President and owner of Embassy Films Inc. and General Partner of Embassy Films Associates from 1984 to present. President of Clifton

Way, Inc., Driving Miss Daisy Productions, Jerrold Investments, Inc. and Perenchio Pictures, Inc., Partner in the Blade Runner Partnership, the Zanuck Company and Ioki Partners. Each of these companies is engaged in the production or finance of motion pictures or other entertainment products.

    Francis F. Randolph, Jr. -- Director of the Company since 1985. Vice Chairman of the Company from 1985 to 1994. Partner in the law firm of Cravath, Swaine & Moore, New York, New York, from 1963 to 1981, when he joined the Company's predecessor.


    Daniel T. Sweeney -- Director of the Company since 1985. Senior Vice President of the Company from 1985 to June 30, 1994. Vice President of the Company's predecessor since 1973. First Chief Operating Officer of Home Box Office.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth (i) the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially as of March 31, 1995 by each director and each executive officer or former executive officer of the Company named in the summary compensation table below and (ii) the name, address and the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially by persons beneficially owning more than five (5%) percent of any class.

                                                                                                   COMBINED
                                                                                                   VOTING
                                                                                                    POWER
                                                                                                     OF
                                                                                                   CLASS A
                                                                                                   & CLASS
                                                                                                      B
                                           CLASS A COMMON     CLASS B COMMON    CLASS A & CLASS    COMMON
                                               STOCK              STOCK          B COMMON STOCK     STOCK
                                            BENEFICIALLY       BENEFICIALLY       BENEFICIALLY     BENEFICALLY
NAME AND ADDRESS                             OWNED (1)         OWNED (1)(2)       OWNED (1)(2)     OWNED (1)(2)
----------------------------------------  ----------------   ----------------   ----------------   -------
Charles F. Dolan (3)(4)(5) .............    390,200   3.2%   6,351,494  54.4%   6,741,694  28.4%   49.61%
One Media Crossways
Woodbury, NY 11797
Charles F. Dolan .......................     --       --     4,000,000  34.3%   4,000,000  16.9%    31.1%
1994 Grantor Retained
Annuity Trust (5)
The Capital Group Companies Inc. (6) ...  1,321,800  11.0%      --       --     1,321,800   5.6%     *
Capital Research and Management Company
(6)
333 South Hope Street
Los Angeles, CA 90071
Putnam Investments, Inc. (7) ...........    757,962   6.3%      --       --       757,962   3.2%     *
Putnam Investment Management, Inc. (7)
One Post Office Square
Boston, MA 02109
The Equitable Companies Incorporated      1,112,340   9.3%      --       --     1,112,340   4.7%     *
(8) ....................................
787 Seventh Avenue
New York, NY 10019
John Tatta (9)..........................     96,500    *        --       --        96,500    *       *
William J. Bell (10)(11)................    103,049    *        --       --       103,049    *       *
Francis F. Randolph, Jr. (11)(12).......    308,000   2.6%      --       --       308,000   1.3%     *
Robert S. Lemle (11)....................     81,286    *        --       --        81,286    *       *
Marc Lustgarten (10)(11)................    108,750    *        --       --       108,750    *       *
Sheila A. Mahony (11)...................     41,821    *        --       --        41,821    *       *
Daniel T. Sweeney (11)..................     39,261    *        --       --        39,261    *       *
Charles D. Ferris.......................      1,000    *        --       --         1,000    *       *
Richard H. Hochman......................      1,000    *        --       --         1,000    *       *
Victor Oristano (13)....................      1,000    *        --       --         1,000    *       *
A. Jerrold Perenchio (14)...............    300,000   2.5%      --       --       300,000   1.3%     *
James L. Dolan (11)(15)(23)(24).........      5,562    *       845,241   7.2%     850,803   3.6%     6.6%
Patrick F. Dolan (11)(16)(21)(25).......      2,212    *       817,410   7.0%     819,622   3.5%     6.3%
William J. Quinn (11)...................     33,460    *        --       --        33,460    *       *
All executive officers and directors as
a group (17 persons) (3)(4)(9)(10)
(11)(12)(13)(14)(15)(16)................  1,581,063  13.2%   8,014,145  68.6%   9,595,208  40.5%    63.4%

                                                                                                   COMBINED
                                                                                                   VOTING
                                                                                                    POWER
                                                                                                     OF
                                                                                                   CLASS A
                                                                                                   & CLASS
                                                                                                      B
                                           CLASS A COMMON     CLASS B COMMON    CLASS A & CLASS    COMMON
                                               STOCK              STOCK          B COMMON STOCK     STOCK
                                            BENEFICIALLY       BENEFICIALLY       BENEFICIALLY     BENEFICALLY
NAME AND ADDRESS                             OWNED (1)         OWNED (1)(2)       OWNED (1)(2)     OWNED (1)(2)
----------------------------------------  ----------------   ----------------   ----------------   -------
Helen A. Dolan (5)(17) .................    381,700   3.2%   4,000,000  34.5%   4,381,700  18.5%    31.4%
One Media Crossways
Woodbury, NY 11797
Lawrence Dolan (5) .....................     --       --     4,000,000  34.3%   4,000,000  16.9%    31.1%
100 Corporate Place
Suite 150
Chardon, OH 44024
Paul J. Dolan                                 1,200    *     2,200,052  18.8%   2,201,252   9.3%    17.0%
(18)(23)(24)(25)(26)(27) ...............
100 Corporate Place
Suite 150
Chardon, OH 44024
Kathleen M. Dolan (18)(24) .............      1,000    *       816,741   7.0%     817,741   3.5%     6.3%
One Media Crossways
Woodbury, NY 11797
Mary S. Dolan (19)(21) .................      2,500    *       597,401   5.1%     599,901   2.5%     4.6%
300 So. Riverside Plaza
Suite 1480
Chicago, IL 60606
Deborah A. Dolan (19)(25) ..............      1,000    *       816,741   7.0%     817,741   3.5%     6.3%
One Media Crossways
Woodbury, NY 11797
Matthew J. Dolan (20)(22) ..............      1,500    *       597,401   5.1%     598,901   2.5%     4.6%
231 Main Street
Court House Annex
Chardon, OH 44024
Marianne E. Weber (20)(26)(27) .........      1,000    *       860,855   7.4%     861,855   3.7%     6.7%
One Media Crossways
Woodbury, NY 11797
Thomas C. Dolan (22)(26)(27) ...........      1,000    *       869,686   7.5%     870,686   3.7%     6.8%
One Media Crossways
Woodbury, NY 1179
John MacPherson (28) ...................      3,000    *     1,893,074  16.2%   1,896,074   8.0%    14.7%
21 Old Town Lane
Halesite, NY 10019

--------------------------
  * Represents less than one percent.
 (1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock.
(2) Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock is entitled to one vote at a meeting of stockholders of the Company, and the holder of one share of Class B Common Stock is entitled to ten votes at a meeting of stockholders of the Company except in the election of directors.
(3) Includes 376,700 shares of Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife is deemed to have beneficial ownership thereof. Also includes 5,000 shares of Class A Common Stock owned directly by Mrs. Dolan.

(4) Does not include an  aggregate of 5,325,928 shares  of Class B Common  Stock held  by trusts for the benefit of Dolan family interests (the "Dolan Family
    Trusts"). The Dolan Family Trusts also own an aggregate of 94,026 shares  of
    Series  C Preferred  Stock which,  commencing on  December 30,  1997, may be converted by the Company  into shares of  Class B Common  Stock, in lieu  of redeeming  such shares for cash. Mr. Dolan disclaims beneficial ownership of the shares owned by the Dolan Family  Trusts, in that he has neither  voting nor  investment power with respect to such shares. The amount shown includes the 4,000,000 shares of Class  B Common Stock held  by the Charles F.  Dolan
    1994 Grantor Retained Annuity Trust described in footnote (5) below.
(5) Includes  4,000,000 shares of Class  B common stock by  the Charles F. Dolan
    1994 Grantor Retained Annuity  Trust (the "GRAT"). The  GRAT was created  on
    December  31, 1994  by Charles  F. Dolan  for estate  planning purposes. The
    GRAT, through its trustees, has the sole  power to vote and dispose of  such shares.  The two co-trustees  of the trust  are Helen A.  Dolan, the wife of
    Charles F. Dolan, and Lawrence  Dolan. For two years,  the GRAT will pay  to
    Charles  F. Dolan,  and in  the event of  his death,  to his  wife, Helen A.
    Dolan, a  certain  percentage of  the  fair  market value  of  the  property initially contributed to the GRAT (the "Annuity"). In addition, the Trustees may  pay to Mr. Dolan  (or, if Mr. Dolan dies  within such two-year term, to
    Mrs. Dolan) such amounts in excess of  the Annuity as the Trustees in  their discretion  may deem advisable. If Mr. Dolan  is living at the expiration of the term of the  GRAT, the remainder  will pass into  another trust for  the benefit  of Mrs. Dolan and the descendants of Charles F. Dolan. If Mr. Dolan is not living at the expiration of the term of the GRAT, the then  principal of  the GRAT will  revert to his estate.  Charles Dolan disclaims beneficial ownership of all shares held by the GRAT.
(6) The Company has  been informed  that certain operating  subsidiaries of  The
    Capital  Group Companies, Inc., exercise  investment discretion over various institutional accounts which held as of December 31, 1994, 1,321,800  shares of  Class A common stock. Capital Guardian  Trust Company, a bank and one of such operating, exercised investment discretion over 414,200 of said shares.
    Capital Research and  Management Company, a  registered investment  adviser, and  Capital International  Limited and  Capital International,  S.A., other operating subsidiaries, have investment discretion with respect to  890,000,
    5,200 and 12,400 shares, respectively, of the above shares.
(7) The  Company has been informed that certain operating subsidiaries of Putnam
    Investments, Inc., a wholly owned subsidiary of Marsh & McLennan  Companies,
    Inc.,  including  Putnam Investment  Management Inc.,  hold an  aggregate of
    757,962 shares  of Class  A  common stock.  Such companies  exercise  shared voting  power with respect  to 71,700 of such  shares and shared dispositive power with respect to all of such shares. The Company has been informed that
    Putnam  Investment  Management,  Inc.  holds  656,770  of  such  shares  and exercises shared dispositive power with respect to such 656,770 shares.
(8) The  Company has  been informed that  certain operating  subsidiaries of The
    Equitable Companies Incorporated  exercise sole  investment discretion  over various  institutional accounts which own 1,112,340 shares of Class A Common
    Stock, and that such operating subsidiaries exercise sole voting power  with respect to 964,700 of such shares and sole dispositive power with respect to all of such shares.
(9) Does  not include 139,375 shares  of Class A Common  Stock held by the Tatta
    Family Group. The Tatta Family Group is a New York limited partnership,  the general  partners of which  are six trusts  for the benefit  of Tatta family interests (the co-trustees of  each of which are  Stephen A. Carb, Esq.  and either  Deborah T. DeCabia or Lisa T. Crowley, each a daughter of John Tatta who has  been  since 1985  a  director and  was  from 1985  until  1991  the
    President  of the Company), and the limited partners of which are trusts for the benefit of Mr. Tatta and Tatta family interests (the trustee of each  of which  is Stephen A. Carb,  Esq.). Mr. Tatta, who, as  of April 1, 1994, was
    the holder of 96,500  shares of Class A  Common Stock, disclaims  beneficial ownership  of the stock beneficially owned by  trusts for the benefit of his family, in that he has neither  voting nor investment power with respect  to such shares.
(10) Includes  shares owned by  children of the  individuals listed, which shares represent less than 1% of the outstanding Class A Common Stock.
(11) Includes shares  of  Common Stock  issuable  upon the  exercise  of  options granted  pursuant to the Company's Amended  and Restated Employee Stock Plan
    or its predecessor plans  which on April 1,  1995 were unexercised but  were exercisable within a period of 60 days from that date. These amounts include the  following number of shares for the following individuals: Bell 102,750;
    Randolph 306,500; Lemle 81,075;  Lustgarten 107,750; Mahony 41,675;  Sweeney
    28,300;  Quinn  33,275;  all executive  officers  and directors  as  a group
    769,561.
(12) Includes 500 shares of Class A Common Stock held by The Utopia Fund and  500 shares  of Class A Common Stock held by  The Sarah Tod Fund. The Utopia Fund
    and  The   Sarah  Tod   Fund   are  both   private  charitable   trusts   of

    which Mr. Randolph is the sole trustee. Mr. Randolph disclaims beneficial ownership of the shares of Class A Common Stock held by The Utopia Fund and The Sarah Tod Fund in that neither Mr. Randolph nor any member of his immediate family has a vested interest in the income or corpus of such trusts.

(13) The shares listed are owned by Alda Investment Company, a Florida partnership consisting of members of the Oristano family.
(14) The shares listed are owned by the A. Jerrold Perenchio Living Trust.
(15) Includes 28,500 shares of Class B Common Stock owned by trusts for minor children as to which James L. Dolan disclaims beneficial ownership. Also includes 816,741 shares of Class B Common Stock held by two family trusts of which James L. Dolan is a contingent beneficiary and a co-trustee, as to which James L. Dolan disclaims beneficial ownership, which shares are also described in footnotes (23) and (24).
(16) Includes 9,500 shares of Class B Common Stock owned by trust for a minor child as to which Patrick F. Dolan disclaims beneficial ownership. Also includes 807,910 shares of Class B Common Stock held by two family trusts of which Patrick Dolan is a contingent beneficiary and a co-trustee, as to which Patrick F. Dolan disclaims beneficial ownership, which shares are also described in footnotes (21) and (25).
(17) Includes  376,700 shares of Class A Common  Stock owned by the Dolan Family
     Foundation, 5,000 shares  of Class A  Common stock owned  directly by  Mrs.
     Dolan  and 4,000,000  shares of  Class B Common  Stock held  by the Grantor
     Trust for which Mrs. Dolan is co-trustee.
(18) Includes 303,116 shares  of Class B  Common Stock held  by the DC  Kathleen
     Trust, the co-trustees of which are Kathleen Dolan and Paul Dolan.
(19) Includes  303,116 shares  of Class  B Common Stock  held by  the DC Deborah
     Trust, the co-trustees of which are Deborah Dolan and Mary Dolan.
(20) Includes 294,285 shares  of Class B  Common Stock held  by the DC  Marianne
     Trust, the co-trustees of which are Marianne E. Weber and Matt Dolan.
(21) Includes  294,285 shares  of Class  B Common Stock  held by  the DC Patrick
     Trust, the co-trustees of which are Patrick Dolan and Mary Dolan.
(22) Includes 303,116  shares of  Class B  Common Stock  held by  the DC  Thomas
     Trust, the co-trustees of which are Thomas Dolan and Matt Dolan.
(23) Includes 303,116 shares of Class B Common Stock held by the DC James Trust, the co-trustees of which are James Dolan and Paul Dolan.
(24) Includes  513,625  shares  of  Class  B  Common  Stock  held  by  the Dolan
     Descendants Trust, the co-trustees of which are James Dolan, Kathleen Dolan and Paul Dolan.
(25) Includes 513,625 shares of Class B  Common Stock held by the Dolan  Progeny
     Trust,  the co-trustees of which are  Patrick Dolan, Deborah Dolan and Paul
     Dolan.
(26) Includes 513,625  shares  of  Class  B  Common  Stock  held  by  the  Dolan
     Grandchildren Trust, the co-trustees of which are Thomas Dolan, Marianne E.
     Weber and Paul Dolan.
(27) Includes  52,945 shares of  Class B Common  Stock held by  the Dolan Spouse
     Trust, the co-trustees of which are Thomas Dolan, Marianne E. Weber and Paul Dolan.
(28) Includes an aggregate of 1,893,074 shares of Class B Common Stock held by various trusts for the benefit of family members of Charles F. Dolan's family for which Mr. MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares. Such trusts also own an aggregate of 38,724 shares of Series C
     Preferred Stock.

    The Dolan family interests (other than Charles Dolan and the GRAT) have agreed with the Company that in the case of any sale or disposition by Dolan family interests (other than Charles Dolan and the GRAT) of shares of Class B Common Stock to a holder other than Charles Dolan or Dolan family interests, the Class B Common Stock will be converted on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

    Charles Dolan and trusts for the benefit of members of his family, by virtue of their ownership of Class B common stock, are able collectively to control stockholder decisions on matters in which holders of Class A and Class B common stock vote together as a class, and to elect 75% of the Company's Board of Directors.


    REGISTRATION RIGHTS. The Company has granted to each of Charles Dolan, certain Dolan family interests and the Dolan Family Foundation the right to require the Company to register, at any time prior to the death of both Mr. Dolan and his wife, the shares of Class A Common Stock held by them provided that the shares requested to be registered shall have an aggregate market value of at least $3,000,000. There is no limitation on the number or frequency of the registrations that such parties can demand pursuant to the preceding sentence. After the death of both Mr. Dolan and his wife, such parties will be permitted one additional registration. In addition, the Company has granted such parties "piggyback" rights pursuant to which they may require the Company to register their holdings of Class A Common Stock on any registration statement under the Act with respect to an offering by the Company or any security holder thereof (other than a registration statement on Form S-8, S-4, S-15 or any successor form thereto).

    The Company has granted Mr. Tatta and certain Tatta family interests the right to require the Company, on any date, with the consent of Charles Dolan, his widow or the representative of the estate of Mr. Dolan or his wife, to register the shares of Class A Common Stock held by them provided that the shares requested to be registered have an aggregate market value of at least $3,000,000. After the death of both Charles Dolan and his wife, such parties will be permitted to demand only one registration. Such parties have also been granted piggyback registration rights identical to those described above, provided that in certain instances they receive written consent of Mr. Dolan, his widow or the representative of the estate of Mr. Dolan or his wife.

    Pursuant to an Agreement of Sale and Assignment, dated as of February 14, 1989 among the A. Jerrold Perenchio Living Trust (the "Perenchio Trust"), the Company, Mr. Tatta and certain Tatta family interests, the Perenchio Trust was assigned registration rights with respect to the 270,000 shares of Class A
Common Stock purchased under such agreement. In connection with an option granted to Mr. Randolph to acquire 840,000 shares of Class A Common Stock pursuant to the Company's 1986 Nonqualified Stock Option Plan, the Company granted to Mr. Randolph a limited right to require the Company to register such shares. Pursuant to these agreements, in 1990 the Company filed a registration statement on Form S-3 with respect to these shares and has agreed to use its best efforts to keep such registration statement continuously effective until such time as all the shares covered thereby have been publicly sold.

    The demand and piggyback registration rights described above are subject to certain limitations which are intended to prevent undue interference with the Company's ability to distribute securities.

                             CONFLICTS OF INTEREST

    Charles Dolan and certain other principal officers of the Company and various affiliates of the Company are subject to certain conflicts of interest. These conflicts include, but are not limited to, the following:

    BUSINESS OPPORTUNITIES. Through various affiliates of the Company, Charles Dolan is engaged in the ownership and operation of cable television systems in Boston and Chicago. The cable television systems owned and operated by Dolan affiliates are substantially fully built.

    Charles Dolan may from time to time be presented with business opportunities which would be suitable for the Company and affiliates of the Company in which Mr. Dolan and his family have varying interests. Mr. Dolan has agreed that he will own and operate cable television systems only through the Company, except for cable television systems owned and operated under franchises held by Mr. Dolan or affiliates of Mr. Dolan as of January 27, 1986, any expansions of such systems within the same county or an adjacent county, and systems which the Company elects not to acquire under its right of first refusal. Except for any such expansions, Mr. Dolan will offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to him or his family interests. If a majority of the members of the Board of Directors, who are not employees of the Company or any of its affiliates (the "Independent Directors") rejects such offer, Mr. Dolan or such family interests may acquire or invest in such cable television system or franchise therefor or interest therein individually or with others on terms no more favorable to Mr. Dolan than those offered to the Company. Mr. Dolan's interests in companies other than the Company, may conflict with his interest in the Company.

    Except for the limitations on the ownership and operation of cable television systems as described above, Mr. Dolan is not subject to any contractual limitations with respect to his other business activities and may engage in programming and other businesses related to cable television. A significant portion of Mr. Dolan's time may be spent, from time to time, in the management of such affiliates. Mr. Dolan will devote as much of his time to the business of the Company as is reasonably required to fulfill the duties of his office. During 1994, approximately 90% of Mr. Dolan's professional time was devoted to the business of the Company.

    In the event that Charles Dolan or any Dolan family interest decides to offer (other than to any Dolan family interest or an entity affiliated with Mr. Dolan) for sale for his, her or its account any of his, her or its ownership interest in any cable television system or franchise therefor, he, she or it will (subject to the rights of third parties existing at such time) offer such interest to the Company. Mr. Dolan or such Dolan family interest may elect to require that, if the Company accepts such offer, up to one-half of the consideration for such interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Independent Directors rejects such offer, Mr. Dolan or such Dolan family interest may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

    SERVICES RENDERED TO AFFILIATES. Cablevision Systems Services Corporation, a corporation wholly owned by Charles Dolan ("CSSC") is a party to management agreements with various affiliates of the Company. The agreements generally provide for payment of a specified percentage of revenues to CSSC for management services rendered to such affiliates and the reimbursement of certain expenses. The employees of CSSC have become employees of the Company. Accordingly, the Company pays the compensation of such employees and incurs related overhead expenses. To the extent that such employees (other than Charles Dolan) render services to affiliated entities on an as-needed basis, such entities reimburse the Company for an allocable portion of such employees' compensation and related expenses. The affiliated entities are not otherwise obligated to reimburse the Company for such employees' compensation and related expenses.

    The executive officers of the Company devote such time to the business of the Company as is reasonably required to fulfill the duties of their offices. However, pursuant to management agreements, certain of the executive officers of the Company are involved in the management of affiliated entities, which requires significant amounts of their time and which could conflict with their duties to the Company. To the extent that there are conflicting demands for the services of such executive officers, such conflict is resolved in favor of the Company.

    CONTRACTS WITH AFFILIATES. The Company from time to time enters into agreements with entities in which Charles Dolan or his affiliates have substantial interests. In order to take advantage of cost savings attributable to the combined purchasing power of CSSC and its affiliates, CSSC purchases a premium programming service from an unaffiliated program supplier. CSSC makes such service available to the Company at CSSC's cost in return for the Company's assumption of a portion of CSSC's obligations under its agreements with such unaffiliated program supplier. In 1994, an aggregate of $8,008,738 was paid by the Company to or on behalf of CSSC for such premium programming service. The Company also purchases certain other premium television services produced or distributed by affiliates of the Company at rates comparable to those charged to similarly situated entities unrelated to such affiliates.

    The Company also may, from time to time, enter into other arrangements with affiliates for the joint purchase or lease of equipment. The terms of any such agreements will not be fixed pursuant to arm's-length negotiations but are expected to be at least as favorable as arrangements which could be made with third parties.

    As described under "Compensation Committee Interlocks and Insider Participation" below, Atlantic Publishing holds an interest in a company that publishes a weekly cable television guide that is sold to the Company's subscribers.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company is comprised of Charles Dolan, John Tatta and Richard Hochman. Mr. Dolan is the Chairman and Chief Executive Officer of the Company. Mr. Tatta, the Chairman of the Company's Executive Committee and former President of the Company, is not currently an employee of the Company but is a consultant to the Company (see "Board of Directors -- Compensation of Directors", above). Mr. Hochman is not an employee of the Company. The Compensation Committee's responsibilities include determining the appropriate levels of compensation for members of the Company's senior management, including salaries, bonuses, stock and option rights and retirement benefits, subject to the approval of the Board of Directors. Mr. Tatta and Mr. Hochman make the determinations of compensation for Mr. Dolan and members of his family subject to the approval of the Board of Directors.

    The Company's executive compensation program is designed to attract and retain highly qualified and motivated management personnel, to appropriately reward individual executives for their contributions to the attainment of the Company's key strategic goals, and to link the interests of executives and stockholders through performance-based annual cash incentives and stock-based long-term incentives. The Compensation Committee meets with an outside consultant at least annually to evaluate how well the Company's executive compensation program adheres to this philosophy and to evaluate the level and mix of salary, annual bonuses and long-term incentives.

    This Committee report first describes the components of the executive compensation program, the policies used by the Compensation Committee in determining compensation levels for senior executives, and their application in 1994. It then describes the manner in which 1994 compensation determinations were made for the Company's Chairman and Chief Executive Officer, Charles Dolan.

    COMPENSATION  PROGRAM  COMPONENTS.   The major  components of  the executive
compensation program are base salaries, annual cash bonus incentives and long-term stock incentives, as follows:

    BASE SALARIES. Base salaries are determined within the framework of a structure of position grades and salary ranges, developed and maintained with the assistance of the Committee's outside consultant, to which executive positions have been assigned based on an evaluation and comparison of the scope, complexity and impact of each position's responsibilities with that of other executive positions within the Company, and on the Committee's view of general salary trends for executive and managerial positions based on information derived by its outside consultant from various published sources such as the Cable Television Administrative and Marketing Society (CTAM) MSO Compensation Study and the Towers Perrin Media Industry Compensation Survey. The published services considered by the consultant include information with respect to approximately one hundred companies from all segments of the media industry. While seven of the eight companies included in the Peer Group Index utilized in the Performance Graph below participate in various surveys reviewed by the consultant (including the CTAM and Towers Perrin Surveys), the Committee believes that consideration of a larger number of companies, including both publicly traded and non-publicly traded companies, provides a more appropriate basis for the review of salary trends than does the limited group of eight companies included in the Peer Group Index. Each year the Committee, with the assistance of its consultant, reviews this salary structure to determine the adjustment needed to reflect the general rate of salary inflation for executive and managerial positions. For each of the past three years, this structure adjustment has been in a range of 3.9 to 4.5 percent. However, salaries for the CEO and four other highest paid officers listed in the tables beginning on page 20 were unchanged in 1994 from those paid to those officers in 1993.

    In reviewing individual base salaries each year within the framework of the Company's executive salary structure, the Committee first determines the adjustments needed to reflect general salary trends and inflation, and then further adjusts the base salary of each individual executive to reflect the Committee's assessment of the executive's individual performance of his duties and responsibilities without regard to measures of corporate performance. Overall, the Committee seeks to ensure that the base salaries of the Company's executives are in the median of the range for similar positions at other similarly situated companies. The Committee relies in doing so on the recommendations of the consultant, which are based on the consultant's general knowledge of industry trends, and does not engage in any direct comparison between particular executive salaries and those of any particular company or group of companies.

    ANNUAL CASH BONUS INCENTIVES. Cash bonus incentives for executives are determined each year by the Committee. In making bonus determinations, the Committee begins with the guideline bonus opportunity (expressed as a percentage of base salary) that has been assigned to each executive's salary grade. The guideline bonus opportunities currently range from 50% of salary for senior executives to 15% of salary for lower level managers. The guideline bonus opportunity constitutes neither a minimum nor a maximum bonus amount. Actual bonuses may range from zero percent of salary to a maximum of 175 percent of the guideline bonus opportunity. The 50 percent guideline bonus for the Company's most senior executives reflects the Committee's determination that for this group, the desired mix of total cash compensation at guideline should be one-third in variable compensation (through incentive bonus) and two-thirds in fixed compensation (through base salary). The Committee believes that variable compensation for less senior executives and managers should constitute a smaller portion of total cash compensation because of their lesser responsibilities for total Company performance. The Committee adjusts the guideline bonus for each executive upwards or downwards (within the range of 0% to 175% of guideline) on a subjective basis, taking into consideration the degree to which pre-established Company or subsidiary performance objectives formulated by the Company have been achieved and the individual executive's contribution to the achievement of these performance objectives.

    In 1994, the guideline bonus opportunity for each of the Chief Executive Officer and the four other highest paid executives listed in the tables beginning on page 20 was 50 percent of salary and the maximum allowable bonus was 88 percent of salary. The calculated guideline bonuses for these executives were first adjusted to reflect the achievement of applicable Company/subsidiary performance objectives, both quantitative and qualitative. Quantitative objectives for 1994 were cash flow increase (for the Company or the applicable subsidiary), decrease in the ratio of debt to cash flow, improvement in cash flow margin, increase in cash flow per subscriber and growth in subscribers. Qualitative objectives for 1994 were improving the Company's capital structure, accomplishing strategic acquisitions, improving the Company's level of customer service and adaptation to a second round federal regulations imposed in 1994. While specific target levels are set for each of the quantitative objectives, the determination of the achievement of qualitative objectives is made on a subjective basis.

    After adjusting guideline bonuses for Company/subsidiary performance, further adjustments were made as deemed appropriate by the Committee to reflect each executive's individual contributions to the achievement of the performance objectives. In 1994, final bonuses for the four highest paid executive officers who were serving as executive officers at the end of 1994, excluding the Chief Executive Officer, ranged from 78 to 88 percent of salary, averaging 81 percent. In 1993, final bonuses for the four most highly compensated executives ranged from 64 percent to 76 percent of salary, averaging 72 percent. In 1994, after adjusting for the effects of the implementation of the second round of rate regulations imposed by the Federal Communications Commission, which regulations were not available to the Company or the Committee at the time the performance targets were set, each of the quantitative performance objectives was substantially met.

    LONG-TERM STOCK INCENTIVES. The long-term stock incentives component of the Company's executive compensation program is designed to align executive and stockholder interests by rewarding executives for the attainment of stock price appreciation. The Committee administers the long-term stock incentive program through biennial grants of stock options, SARs, and, in some instances, bonus award shares, to officers and other key employees of the Company and its major operating subsidiaries.

    The Company's Amended and Restated Employee Stock Plan (the "Stock Plan") authorizes grants of stock options, SARs, restricted shares, and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at the Company's election. The Chairman and Chief Executive Officer, Mr. Dolan, does not participate in the Company's long-term stock incentive program. In May 1994, regularly scheduled biennial grants of stock options, SARs and, in some instances, bonus award shares were made to officers and other key employees (previous biennial awards having been made in 1990 and
1992). The grant schedule, specifying the number of option shares, SARs and, where applicable, bonus award shares for participants in each eligible position grade in the salary structure (including those executive officers designated in the summary compensation table as receiving awards), was developed by the Committee's outside consultant, and was designed to provide competitive long-term incentive opportunities (assuming a 12 percent or better compound rate of growth in share price over time) for each of the management levels receiving grants. Stock options and SARs granted in May 1994 vest and become exercisable in four annual installments (25 percent a year). Bonus award shares granted in May 1994 vest and are payable four years from the date of grant. In making determinations of which types of awards to grant, the Committee primarily considered the degree of common stock dilution that could result from a given type of award and the comparative degree of employee incentive created by a given type of award. In order to provide a greater degree of incentive to senior managers whose performance is more likely to impact overall company performance and stock price appreciation, the Committee granted such employees stock options and SARs only, while other recipients were granted stock options, SARs and bonus award shares.

    In November 1994, each of Messrs. Bell, Lustgarten and Lemle exercised stock options that had been granted during the period from 1986 to 1989 and were granted new stock options and SARs in replacement of such exercised options. The exercise price for these new stock options is equal to the market value of a share of Class A common stock on the grant date. The stock options exercised by Messrs. Bell, Lustgarten and Lemle were settled by the Company by the payment of the option spread in cash, and each such executive agreed to receive such cash payment in three installments over two years.

    The Committee undertakes periodic reviews of the long-term stock incentives component of the Company's executive compensation program to ensure that the interests of executives and stockholders remain aligned and balanced. The Stock Plan terminates, in accordance with its terms, in December of 1995. Accordingly, the Committee intends to undertake a complete review of the Company's long-term compensation program over the next year and to work with the Company and its consultant to design a new long-term compensation program to replace the Stock Plan upon its termination.

    DETERMINATION OF CEO'S 1994 COMPENSATION. Decisions regarding the salary and cash bonus incentive compensation of the Chairman and Chief Executive Officer, Charles Dolan, are the responsibility of the two non-employee members of the Compensation Committee, subject to approval by the Board of Directors.

    Mr. Dolan has requested in recent years that his salary not be increased, a request acceded to by the Committee. Accordingly, Mr. Dolan received a salary of $600,000 in 1994, the sixth consecutive year at $600,000 (an amount only slightly under the midpoint of the Company's salary range for his position grade). Mr. Dolan's cash bonus for 1994 was set by the Committee at $375,000, which was the same as the bonus paid to Mr. Dolan for 1993, $25,000 less than the $400,000 paid to Mr. Dolan for 1992 and $125,000 less than the bonus paid for each of the three years previous to that. In determining Mr. Dolan's bonus, the Committee considered the same quantitative performance objectives that were considered in connection with the determination of the bonuses for other executives. As noted above, in 1994, after adjusting for the effects of the implementation of the second round of rate regulations imposed by the Federal Communications Commission, which regulations were not available to the Company or the Committee at the time the performance targets were set, each of the quantitative performance objectives was substantially met. The Committee also considered Mr. Dolan's request that his bonus not be increased over the amount paid for 1993. Mr. Dolan's employment agreement provides for cash compensation of not less than $400,000 per year.


    DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION. In light of the Company's present compensation structure, the Committee does not believe that the application of the limitations on deductibility of payments of compensation to the Chief Executive Officer and the other four highest paid executives of the Company of over $1,000,000, as imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, will have a significant impact on the Company's tax position in the near future. The Committee will continue to consider the potential impact of Section 162(m) in connection with its future compensation decisions and will take such steps as it deems appropriate and in the best interests of the Company and its stockholders.


    Compensation Committee

        Charles F. Dolan       John Tatta       Richard H. Hochman

SUMMARY COMPENSATION TABLE

    The following table shows, for the fiscal years ended December 31, 1994, 1993 and 1992, the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such years, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1994 (the "named executive officers") for service in all capacities with the Company.

                                                                                            LONG TERM COMPENSATION AWARDS
                                                                                        --------------------------------------
                                                             ANNUAL COMPENSATION         RESTRICTED                ALL OTHER
                                                       -------------------------------     STOCK      OPTIONS/      COMPEN-
NAME AND PRINCIPAL POSITION                              YEAR     SALARY ($) BONUS ($)  AWARDS ($)(1) SARS (#)    SATION ($)
-----------------------------------------------------  ---------  ---------  ---------  ------------  ---------  -------------
Charles Dolan........................................       1994    600,000    375,000            0           0     150,861(2)
Chairman, Chief                                             1993    600,000    375,000            0           0     150,861(3)
Executive Officer                                           1992    600,000    400,000            0           0      30,000(4)
Director
William J. Bell......................................       1994    450,000    360,000            0     192,000     100,197(2)
Vice Chairman                                               1993    450,000    340,000            0           0     100,324(3)
and Director                                                1992    425,000    350,000      309,400     134,900      30,000(4)
Marc A. Lustgarten...................................       1994    450,000    360,000            0     202,000      54,183(2)
Vice Chairman                                               1993    450,000    340,000            0           0      54,182(3)
and Director                                                1992    425,000    350,000      309,400     142,400      30,000(4)
Robert S. Lemle......................................       1994    330,000    290,000            0     152,000      44,094(2)
Executive Vice President,                                   1993    330,000    250,000            0           0      44,092(3)
General Counsel, Secretary and Director                     1992    310,000    255,000      234,800     107,000      30,000(4)
William J. Quinn.....................................       1994    320,000    250,000            0      32,000      55,886(2)
President of Cable Operations

------------------------
(1) Grants reported under the Restricted Stock Awards column consist of bonus award shares granted under the Company's Amended and Restated Employee Stock Plan, which bonus award shares are payable, upon vesting, in cash or in shares of Class A Common Stock, at the election of the Compensation Committee. Amounts shown represent the aggregate market value as of the date of grant of the shares of Class A Common Stock specified in each grant of bonus award shares to the named executive officers during the years shown. The aggregate number and fair market value of all shares of Class A Common Stock represented by all grants of bonus award shares held by the named individuals on December 31, 1994 (all of which were unvested) are as follows:

                                                                    NUMBER OF BONUS    VALUE ON
NAME                                                               AWARD SHARES (#)   12/31/94 ($)
-----------------------------------------------------------------  -----------------  -----------
Charles Dolan....................................................              0          --
William J. Bell..................................................         11,200         565,600
Marc A. Lustgarten...............................................         11,200         565,600
Robert S. Lemle..................................................          8,500         429,250
William J. Quinn.................................................          8,500         429,250

     No dividends are payable on bonus award shares unless and until such bonus award shares are actually paid in shares of Class A Common Stock.

(2) Represents the sum of (i) for each individual, $2,250 contributed by the Company on behalf of such individual under the Company's Money Purchase Pension Plan (the "Pension Plan"), (ii) for each individual, $25,500 credited to such individual on the books of the Company pursuant to the defined contribution portion of the Company's Supplemental Benefit Plan (the "Supplemental Plan"), (iii) for each individual, $2,250 contributed by the Company on behalf of such individual as a basic company contribution under the Company's 401(k) Savings Plan, (iv) for each individual, the following amounts contributed by the

     Company  on behalf of such individual  as a matching contribution under the
     Company's 401(k)  Savings  Plan:  Mr.  Dolan $1,000;  Mr.  Bell  $810;  Mr.
     Lustgarten  $938;  Mr. Lemle  $963 and  Mr.  Quinn $933,  and (v)  for each individual, the  following amounts  paid as  a premium  on individual  life insurance  policies purchased by  the Company for  the executive officer to replace coverage  under an  integrated policy  previously provided  by  the
     Company:  Mr. Dolan $119,861; Mr. Bell $69,387; Mr. Lustgarten $23,245; Mr.
     Lemle $13,131 and Mr. Quinn $24,953.
(3)  Represents the sum of  (i) for each individual,  $3,538 contributed by  the
     Company  on behalf  of such individual  under the  Company's Money Purchase
     Pension Plan  (the  "Pension  Plan"), (ii)  for  each  individual,  $22,925 credited  to such individual  on the books  of the Company  pursuant to the defined contribution  portion of  the Company's  Supplemental Benefit  Plan
     (the "Supplemental Plan"), (iii) for each individual, $3,538 contributed by the  Company on behalf  of such individual as  a basic company contribution under the Company's 401(k)  Plan, (iv) for  each individual, the  following amounts  contributed  by the  Company  on behalf  of  such individual  as a matching contribution under  the Company's 401(k)  Plan: Mr. Dolan  $1,000;
     Mr.  Bell $937; Mr.  Lustgarten $937 and  Mr. Lemle $963,  and (v) for each individual, the  following amounts  paid as  a premium  on individual  life insurance  policies purchased by  the Company for  the executive officer to replace coverage under  the integrated  policy previously  provided by  the
     Company:  Mr. Dolan $119,861; Mr. Bell  $69,387; Mr. Lustgarten $23,245 and
     Mr. Lemle $13,129.

(4) Represents the sum of (i) for each individual, $6,866 contributed by the Company on behalf of such individual under the Pension Plan, and (ii) for each individual, $23,134 credited to such individual on the books of the Company pursuant to the defined contribution portion of the Supplemental
     Plan.

OPTION/SAR GRANTS TABLE

    The following table contains certain information with respect to stock options and SAR's granted to the named executive officers in 1994 under the Company's Amended and Restated Employee Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL
                                                 GRANTS
                                             ---------------                                            POTENTIAL REALIZABLE
                                               % OF TOTAL                                             VALUE AT ASSUMED ANNUAL
                                              OPTIONS/SARS                                              RATES OF STOCK PRICE
                                               GRANTED TO                                             APPRECIATION FOR OPTION
                                                EMPLOYEES     EXERCISE OR  MARKET PRICE                       TERM (1)
                               OPTION/SARS      IN FISCAL     BASE PRICE    ON DATE OF    EXPIRATION  ------------------------
                               GRANTED (#)      YEAR 1994      ($/SHARE)     GRANT ($)       DATE       5% ($)       10% ($)
                              -------------  ---------------  -----------  -------------  ----------  -----------  -----------
Charles F. Dolan............           0           --             --            --            --          --           --
William J. Bell.............      42,000(2)           3.9%         42.00         42.00      05/01/04    1,109,370    2,811,362
                                 150,000(3)          14.0%         56.50         56.50      11/17/99    2,341,500    5,174,072
Marc A. Lustgarten..........      42,000(2)           3.9%         42.00         42.00      05/01/04    1,109,370    2,881,362
                                 160,000(3)          14.9%         56.50         56.50      11/17/99    2,497,600    5,518,400
Robert S. Lemle.............      32,000(2)           3.0%         42.00         42.00      05/01/04      845,235    2,141,990
                                 120,000(3)          11.2%         56.50         56.50      11/17/99    1,873,200    4,138,800
William Quinn...............      32,000(2)           3.0%         42.00         42.00      05/01/04      845,235    2,141,990

------------------------
(1) The dollar amounts shown under these columns are the result of calculations at 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price. In all cases the appreciation is calculated from the award date to the end of the option term.

(2) Options and tandem SARs granted on May 2, 1992 under the Company's Amended and Restated Employee Stock Plan. Such options and SARs become exercisable in annual installments of 25 percent per year on each of the first four anniversaries of the grant date. One half of the amounts set forth are options and one half are SARs. Options and SARs may be independently exercised except that SARs may only be exercised to the extent that the related options are exercisable and have been exercised. Vesting of options and tandem SARs may be accelerated upon a change of control of the Company (SEE "EMPLOYEE CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS" below).

(3)  Options  and SARs granted on November  18, 1994 under the Company's Amended and Restated Employee  Stock Plan.  Such options and  SARs are  exercisable until  November 18, 1998 whenever the Fair  Market Value (as defined in the
     Plan) of a share of Class A Common stock shall exceed the exercise price by
     20%, and thereafter, whenever the Fair Market  Value of a share of Class  A
     Common  stock shall exceed the exercise price.  One half of the amounts set forth are  options  and  one  half  are  SARs.  Options  and  SARs  may  be independently  exercised  except that  SARs may  only  be exercised  to the extent that the related  options are exercisable  and have been  exercised.
     Vesting  of options  and tandem  SARs may be  accelerated upon  a change of
     control  of  the  Company  (SEE  "EMPLOYEE  CONTRACTS  AND  SEVERANCE   AND
     CHANGE-IN-CONTROL  AGREEMENTS" below).  These options and  SARs (135,000 of such options and SARs in the case  of Mr. Lustgarten) were issued upon  the exercise of a like number of options by such employees on such date.

FISCAL YEAR END OPTION/SAR VALUE TABLE

    The following table shows certain information with respect to the named executive officers concerning (i) each exercise of stock options or SARs during 1994 and (ii) unexercised stock options and SARs held as of December 31, 1994.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                             OPTIONS/SARS            IN-THE-MONEY OPTIONS/
                                                                            AT FY-END ($)             SARS AT FY-END (#)
                                   SHARES ACQUIRED       VALUE        --------------------------  ---------------------------
NAME                               ON EXERCISE (#)    REALIZED ($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------  ---------------  ----------------  -----------  -------------  ------------  -------------
Charles F. Dolan.................             0                0               0            0                0             0
William J. Bell..................       150,000        5,215,625(1)      243,000      112,100(2)  $  2,285,656   $ 2,553,662
Marc A. Lustgarten...............       135,000        4,617,500(1)      255,500      117,100(3)  $  2,370,343   $ 2,722,937
Robert S. Lemle..................       120,000        4,163,750(1)      192,150       88,250(4)  $  1,776,993   $ 2,023,093
William J. Quinn.................             0                0          48,550       28,250     $  1,224,206   $   301,218

------------------------
(1) Represents the settlement of an option by the cash payment by the Company (in lieu of the issuance of shares) of an amount equal to the number of options exercised times the difference between the per share exercise price of the options and the closing price of a share of Class A Common Stock on the date of exercise. In accordance with agreements between the Company and each of Messrs. Bell, Lustgarten and Lemle, one- third of such amount was paid on December 1, 1994, one-third shall be paid on November 18, 1995, without interest, and one-third shall be paid on November 18, 1996 with simple interest from November 18, 1995 at 9.5 percent per annum. The Company has the right to accelerate the 1995 and 1996 payments and to defer the 1995 payment until November 18, 1996 with interest from November 18, 1995 at 9.5 percent per annum.

(2) Includes 75,000 SARs as to which the distribution of proceeds upon any exercise is automatically deferred without interest until October 15, 1995 as to the first 37,500 of such SARs and October 15, 1996 as to the remaining 37,500 of such SARs.

(3) Includes 80,000 SARs as to which the distribution of proceeds upon any exercise is automatically deferred without interest until October 15, 1995 as to the first 40,000 of such SARs and October 15, 1996 as to the remaining 40,000 of such SARs.

(4) Includes 60,000 SARs as to which the distribution of proceeds is automatically deferred without interest until October 15, 1995 as to the first 30,000 of such SARs and October 15, 1996 as to the remaining 30,000 of such SARs.

DEFINED BENEFIT PENSION PLAN

    The Company's, nonqualified Supplemental Benefit Plan provides actuarially-determined pension benefits, among other types of benefits, for 21 employees of the Company who were previously employed by Cablevision Systems Services Corporation ("CSSC"). CSSC, which is wholly-owned by Charles Dolan, provided management services to Cablevision Company (the Company's predecessor) and continues to provide management services to certain affiliates of the Company. The Supplemental Plan is designed to provide these employees, in combination with certain qualified benefit plans maintained by the Company and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefit formulae they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans. The Supplemental Plan provides that the Company may set aside assets for the purpose of paying benefits under the Supplemental Plan, but that any such assets remain subject to the claims of general creditors of the Company.

    The defined benefit feature of the Supplemental Plan provides that, upon attaining normal retirement age (the later of age 65 or the completion of five years of service), a participant will receive an annual benefit equal to the lesser of 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years and the maximum benefit permitted by the Code (the maximum in 1995 is $120,000 for employees who retire at age 65), reduced by the amount of any benefits paid to such individual pursuant to the qualified defined benefit plan formerly maintained by CSSC. This benefit will be reduced proportionately if the participant retires or otherwise terminates employment before reaching normal retirement age.

    The following sets forth the estimated annual benefits payable upon normal retirement under the defined benefit portion of the Supplemental Plan (reduced by any retirement benefits paid in connection with the termination of the CSSC Defined Benefit Pension Plan) to the following persons: Mr. Dolan, $57,000; Mr. Bell, $92,431, Mr. Lustgarten, $99,996; Mr. Lemle, $105,150 and Mr. Quinn, $103,720.

PERFORMANCE GRAPH


    The chart below compares the performance of the Company's Class A Common Stock with the performance of the American Stock Exchange Market Value Index (the "Amex Value Index") and a Peer Group Index by measuring the changes in common stock prices from December 31, 1989 through December 31, 1994. As required by the SEC, the values shown assume the reinvestment of all dividends. Because no published index of comparable media companies currently reports values on a dividends-reinvested basis, the Company has created a Peer Group Index for purposes of this graph in accordance with the requirements of the SEC. The Peer Group Index is made up of companies that engage in cable television operations as a significant element of their business, although not all of the companies included in the Peer Group Index participate in all of the lines of business in which the Company is engaged and some of the companies included in the Peer Group Index also engage in lines of business in which the Company does not participate. Additionally, the market capitalizations of many of the companies included in the Peer Group are quite different from that of the Company. The common stocks of the following companies have been included in the Peer Group Index: ADELPHIA COMMUNICATIONS CORPORATION, COMCAST CORPORATION, CENTURY COMMUNICATIONS CORPORATION, FALCON CABLE SYSTEMS COMPANY, TCA CABLE TV, INC., TELE-COMMUNICATIONS, INC., THE TIMES MIRROR COMPANY AND TIME WARNER INC. Jones Spacelink Limited, which was included in the Peer Group used in the Performance Graph contained in the Company's 1994 Proxy Statement, is not included in the Peer Group because it is no longer in existence following a merger. The chart assumes $100 was invested on December 31, 1989 in each of the Company's Class A Common Stock, the Amex Value Index and the Peer Group Index and reflects reinvestment of dividends on a quarterly basis and market capitalization weighting.

     FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN FOR CABLEVISION SYSTEMS
                                  CORPORATION,
                        AMEX VALUE INDEX AND PEER GROUP.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CSC      AMEX INDEX    PEER GROUP*
1989            $100          $100           $100
1990             $42           $82            $73
1991             $94          $105            $89
1992             $94          $106           $108
1993            $183          $126           $160
1994            $136          $115           $122


CSC           $     100  $      42  $      94  $      94  $     183  $     136
Amex Index    $     100  $      82  $     105  $     106  $     125  $     115
Peer Group    $     100  $      73  $      89  $     108  $     160  $     122


EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

    Charles Dolan has an employment agreement with the Company expiring in January 1996 with automatic renewals for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for annual compensation of not less than $400,000 per year to Mr. Dolan. The agreement also provides for payment to Mr. Dolan's estate in the event of his death during the term of such agreement, of an amount equal to the greater of one year's base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of such agreement.

    Under the applicable award agreements, the vesting of the bonus award shares, stock options and SARs granted to employees, including Messrs. Bell, Lustgarten, Lemle and Quinn, under the Company's Amended and Restated Employee Stock Plan and its predecessor plans, may be accelerated, in certain circumstances, upon a "change of control" of the Company. A "change of control" is defined as the acquisition by any person or group, other than Charles Dolan or members of his immediate family (or trusts for the benefit of Charles Dolan or his immediate family) or any employee benefit plan sponsored or maintained by the Company, of (1) the power to direct the management of substantially all of the cable television systems then owned by the Company in the New York City metropolitan area, or (2) after any fiscal year of the Company in which the Company's cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all of its assets. Upon such a change in control, the bonus award shares, stock options and SARs may be converted into either a right to receive an amount of cash based upon the highest price per share of common stock paid in the transaction resulting in the change of control, or into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Compensation Committee.

    The Company adopted as of May 1, 1994, a severance pay plan pursuant to which an employee whose employment is involuntary terminated (other than for cause) or who resigns with the approval of the Company, may receive a benefit in an amount determined by the Company.

    In November 1994, the Company entered into employment agreements with each of Messrs. Bell, Lustgarten and Lemle. The agreements are each for a three year term ending December 31, 1997 and may each be extended for additional one-year periods up until December 31, 2000, unless the Company or the executive notifies the other of its election not to extend by the preceding October 31. Under their respective agreements, these executives are to receive annual salaries of not less then $450,000 in the case of Mr. Bell, $450,000 in the case of Mr. Lustgarten, and $330,000 in the case of Mr. Lemle. Each agreement also provides that in the event that the executive leaves the Company involuntarily (other than for cause), following a change of control (as defined above), or because such executive's compensation, title or responsibilities are reduced without his consent, such executive shall be entitled to receive (1) a severance payment of not less than the salary due for the remainder of the employment agreement or one year's annual salary (or three times the sum of his annual salary plus his prior year's annual bonus in the event of a change of control), whatever is greater, (2) a pro-rated portion of his annual bonus, (3) acceleration of unvested stock options, conjunctive rights and bonus award shares, (4) three years payment of life insurance premiums and (5) the right to participate in the Company's health plan for retired executives.

INDEMNIFICATION AGREEMENT

    Charles Dolan has entered into an agreement pursuant to which he has agreed to guarantee the Company's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Company. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As disclosed above, the Compensation Committee of the Board of Directors is comprised of Messrs. Charles Dolan, Tatta and Hochman. (See "Report of Compensation Committee," above.) Charles Dolan is the Chairman and Chief Executive Officer of the Company and also serves as an officer of certain of the Company's subsidiaries. Mr. Tatta, the Chairman of the Company's Executive Committee and the former President of the Company, is currently a consultant to the Company. Mr. Hochman is not an employee of the Company.

    The Company has made investments in and advances to certain affiliates over which Charles Dolan is the managing general partner or in which Mr. Dolan or Dolan family interests have substantial ownership interests. At December 31, 1994, such investments and advances (less applicable reserves) to such affiliates aggregated approximately $33.4 million, consisting of $17.7 million for Cablevision of Boston Limited Partnership ("Cablevision Boston"), $12.3 million for Cablevision of Chicago ("Cablevision Chicago") and $3.4 million for Atlantic Cable Television Publishing Corporation ("Atlantic Publishing").

    Cablevision Boston, a Massachusetts limited partnership, is engaged in the construction, ownership and operation of cable television systems in Boston and Brookline, Massachusetts. The Company had advanced net funds to Cablevision Boston as of December 31, 1994 amounting to approximately $52.2 million. Due to uncertainties existing during 1985 (which subsequently were resolved), the Company wrote off for accounting purposes its entire investment in and advances to Cablevision Boston of $34.5 million as of September 30, 1985. Subsequent to 1985, a subsidiary of the Company exchanged $45.7 million of advances, consisting of amounts previously written off of $34.5 million, interest of $3.2 million that had not been recognized for accounting purposes, and $8.0 million of subsequent advances, for $45.7 million of preferred equity in Cablevision Boston. After this exchange, the Company advanced an additional $9.7 million to Cablevision Boston and, at December 31, 1994, $101.0 million of unpaid distributions had accrued on the Company's preferred equity. At December 31, 1994, as a result of the write-off referred to above and non-recognition for accounting purposes of the unpaid distributions, the Company's consolidated financial statements reflected $17.7 million due from Cablevision Boston. The contractual terms of the preferred equity provide that the Company is to receive
(i) cumulative distributions equal to an annual rate of 15% (compounded semi-annually) on its investment, (ii) the right to a priority return of the equity investment and any amounts of unpaid cumulative distributions when permitted to be paid and (iii) the right to receive 20% of all amounts available for postpayout distribution. Certain questions exist as to whether the preferred equity is entitled to its full contractual rights. In connection with the proposed acquisition of Cablevision of Boston by the Company discussed below, the Company has agreed to substantial reductions in the amounts that it would otherwise be entitled to receive in that transaction in respect of its preferred equity interests in order to induce the Limited Partners of Cablevision of Boston to approve the transaction. The Company's preferred equity is subordinated to the indebtedness of Cablevision Boston (including the Company's $9.7 million of advances not converted to preferred equity) and accrued but unpaid management fees due to a corporation owned by Charles Dolan, which indebtedness and management fees aggregated approximately $90.8 million at December 31, 1994, and any working capital deficit incurred in the ordinary course of business.

    In addition to the Company's preferred equity interest in Cablevision Boston, the Company is a limited partner in Cablevision Boston and currently holds a 7% prepayout interest and a 20.7% postpayout interest. Charles Dolan holds directly or indirectly a 1% prepayout general partnership interest and a 23.5% postpayout general partnership interest in Cablevision Boston. With respect to Cablevision Boston, "payout" means the date on which the limited partners are distributed the amount of their original investment.

    In June 1994, Cablevision Boston entered into an agreement which is designed to give the Company full ownership of Cablevision Boston. The agreement provides for the acquisition by the Company of the interests of Cablevision Boston which its does not already own in a series of transactions. The Company and Cablevision Boston have filed with the Securities and Exchange Commission a Consent Solicitation Statement/Prospectus with respect to the proposed transactions. Each of the transactions is subject to a number of conditions, including the approval by the limited partners of Cablevision Boston who are unaffiliated with the general partners of Cablevision Boston. Consummation of the transactions would result in the limited partners in Cablevision Boston receiving Class A Common Stock of the Company with an expected aggregate market value of approximately $40 million.

    Cablevision Chicago owns cable television systems operating in the suburban Chicago area. The Company does not have a material ownership interest in Cablevision Chicago but had loans and advances outstanding to Cablevision Chicago in the amount of $12.3 million (plus $13.4 million in accrued interest which the Company has fully reserved) as of December 31, 1994, which loans and advances are subordinated to Cablevision Chicago's senior credit facility, accrue interest at an annual rate of 14% and have no set maturity date. Charles Dolan currently holds directly or indirectly an approximate 1% prepayout and a 32.7% postpayout general partnership interest in the cable television systems owned and operated by Cablevision Chicago. With respect to Cablevision Chicago, "payout" means the date on which the limited partners in Cablevision Chicago are distributed the amount of their original investment, plus interest thereon, if applicable.


    On January 6, 1995, Cablevision Chicago signed a definitive agreement to sell its cable systems to Continental Cablevision, Inc. The transfer is subject to franchise approvals and is expected to close later in 1995.



    Atlantic Publishing holds a minority equity interest in a company that publishes a cable television guide which is offered to the Company's subscribers and to unaffiliated cable television operators. As of December 31, 1994, the Company had advanced an aggregate of approximately $18.3 million to Atlantic Publishing (taking into account a repayment of approximately $0.5 million in 1994), of which approximately $0.7 million and $1.8 million were advanced during 1992 and 1991, respectively. The Company has written off all of its advances to Atlantic Publishing other than $3.4 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, the Company has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has made only a nominal investment in Atlantic Publishing to date.


    In July 1992, the Company acquired (the "CNYC Acquisition") substantially all of the remaining interests in Cablevision of New York City -- Phase I through Phase V (collectively, "CNYC"), the operator of a cable television system in The Bronx and parts of Brooklyn, New York City. Prior to the CNYC Acquisition, the Company had a 15% interest in CNYC and Charles Dolan owned the remaining interests. Mr. Dolan remains a partner in CNYC with a 1% interest and the right to certain preferential payments.

    Under the agreement between the Company and Mr. Dolan, a new limited partnership ("CNYC LP") was formed and holds 99% of the partnership interests in CNYC. The remaining 1% interest in CNYC is owned by the existing corporate general partner which is a wholly-owned subsidiary of the Company. The Company owns 99% of the partnership interests in CNYC LP and Mr. Dolan retains a 1% partnership interest in CNYC LP plus certain preferential rights. Mr. Dolan's preferential rights entitle him to an annual cash payment (the "Annual Payment") of 14% multiplied by the outstanding balance of his "Minimum Payment". The Minimum Payment is $40.0 million and is to be paid to Mr. Dolan prior to any distributions from CNYC LP to partners other than Mr. Dolan. In addition, Mr. Dolan has the right, exercisable on December 31, 1997, and as of the earlier of
(1) December 31, 2000 and (2) December 31 of the first year after 1997 during which CNYC achieves an aggregate of 400,000 subscribers, to require the Company to purchase (Mr. Dolan's "put") his interest in CNYC LP. The Company has the right to require Mr. Dolan to sell his interest in CNYC LP to the Company (the Company's "call") during the three-year period commencing one year after the expiration of Mr. Dolan's second put. In the event of a put, Mr. Dolan will be entitled to receive from the Company the Minimum Payment, any accrued but unpaid Annual Payments, a guaranteed return on certain of his investments in CNYC LP and a Preferred Payment defined as a payment (not exceeding $150.0 million) equal to 40% of the Appraised Equity Value (as defined in the agreement) of CNYC LP after making certain deductions including a deduction of a 25% compound annual return on approximately 85% of the Company's investments with respect to the construction of Phases III, IV and V of the CNYC cable television system and 100% of certain of the Company's other investments in CNYC, including Mr.
Dolan's Annual Payment. In the event the Company exercises its call, the purchase price will be computed on the same basis as for a put except that there will be no payment in respect of the Appraised Equity Value amount.

    The Company has the right to make payment of the put or call exercise price in shares of the Company's Class B Common Stock or, if Mr. Dolan so elects, Class A Common Stock, except that all Annual Payments must be paid in cash to the extent permitted under the Company's senior credit agreement. Under the Company's senior credit agreement, the Company is currently prohibited from paying the Preferred Payment in cash and, accordingly, without the consent of the bank lenders, would be required to pay it in shares of the Company's Common Stock. The Company has agreed to invest in CNYC LP sufficient funds to permit CNYC LP to make the required annual payments to Mr. Dolan and to make certain equity contributions to CNYC.

    The Company's by-laws prohibit the making of further investments in or advances to entities owned or controlled by Charles Dolan without the approval of a majority of the members of the Board of Directors who are not employees of the Company or any of its affiliates.

    Richard H.  Hochman, a  director  and a  nominee  for director,  was,  until recently, a Managing Director of PaineWebber Incorporated. PaineWebber Incorporated has performed investment banking services for entities affiliated with Charles Dolan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH OTHER DIRECTORS

    Charles D. Ferris, a director and a nominee for director, is a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. provides legal services to the Company and certain of its subsidiaries.


    Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, each person who, at any time during its fiscal year ended December 31, 1994, was a director, officer or beneficial owner of more than ten percent of the Company's Class A Common Stock that failed to file on a timely basis any such reports. Based on such review, the Company is aware of no such failure other than (i) a report on Form 4 filed by James L. Dolan on December 9, 1994 with respect to his deemed beneficial ownership of Class B Common Stock as a result of his status as Trustee of certain Dolan family trusts and a report on Form 5 filed by him on April 4, 1995 with respect to the receipt of stock options and SARs in November, 1994 and (ii) reports on Form 3 filed by each of the Marissa Waller 1989 Trust, the Ryan Dolan 1989 Trust, the Charles Dolan 1989 Trust and the Tara Dolan 1989 Trust which are deemed to be reporting entities based on the reporting status of their respective trustees, and (iii) a report on Form 3 filed by John MacPherson with respect to his deemed beneficial ownership of Class B Common stock as a result of his status as a Trustee of certain Dolan family trusts and a report on Form 4 filed by him with respect to his receipt of shares of Class A Common Stock by gift.



  (2) AUTHORIZATION AND APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED EMPLOYEE STOCK PLAN PERMITTING THE EXTENSION OF THE DURATION OF CERTAIN
         NONQUALIFIED STOCK OPTIONS AND/OR SARS GRANTED UNDER THE PLAN
                              FOR UP TO TWO YEARS



    The Company's Compensation Committee has approved, subject to stockholder approval, an amendment to the Company's Amended and Restated Employee Stock Plan (the "Stock Plan") that would permit the extension of the duration of certain nonqualified stock options and/or SARs granted under the Stock Plan, for up to two years.



DESCRIPTION OF PROPOSED AMENDMENT


    The Stock Plan currently provides that the duration of any Option granted under the Plan shall be for a period fixed by the Compensation Committee but shall, except in certain circumstances upon the death of the Option holder, in no event be more than ten years. The Stock Plan also currently provides that the duration of any SAR granted with respect to a related Option, shall be coextensive with the duration of the related Option. In order to maintain the retention value of nonqualified Options and/or SARs currently held by active employees that are due to expire in 1996, the Committee has determined that the Stock Plan should be amended to permit the extension of the duration of such nonqualified Options and/or SARs for a period of up to two years, notwithstanding the ten year limit currently provided for in the Plan. The amendment would apply only to nonqualified Options and/or SARs that would otherwise expire in 1996, and that are held by award recipients who are active employees at the time of the extension.



    The benefits of this amendment to particular award recipients or potential recipients are not determinable. There are an aggregate of 286,750 options and SARs outstanding that could be extended under the terms of the proposed amendment.



    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, is required to ratify and approve the amendment to the Stock Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.



    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK PLAN.



DESCRIPTION OF THE STOCK PLAN



    The Cablevision Systems Corporation Amended and Restated Employee Stock Plan (the "Stock Plan") was authorized by the Compensation Committee on May 1, 1992 and adopted by the Company's Stockholders on June 11, 1992. The Stock Plan constitutes a consolidation and restatement of (i) the 1985 Employee Stock Plan, adopted by the Company and its sole stockholder in 1985, (ii) the 1986 Nonqualified Stock Option Plan, adopted by the Company and its sole stockholder in 1986 and (iii) the Key Employee Bonus Award Plan, adopted by the Company and its sole stockholder in 1985 (collectively, the "Prior Plans").



    The Stock Plan is administered by the Compensation Committee. Awards may be granted under the Stock Plan to key employees of the Company and its affiliates (other than members of the Compensation Committee) as the Compensation Committee may determine. The Compensation Committee may make awards under the Stock Plan for up to an aggregate number of shares equal to the sum of (i) 3,500,000 shares, which may be either treasury shares or authorized and unissued shares, and (ii) the number of restricted shares, if any, purchased from employees by the Company. Additionally, if an award is paid or settled in cash, or expires, lapses, terminates or is cancelled without the issuance of shares, then the Compensation Committee may grant awards with respect to shares subject to such prior awards. The Stock Plan can be amended with the approval of the Compensation Committee or of the Company's board of directors.



    Under the Stock Plan the Company may grant "incentive stock options", as defined in Section 422A of the Internal Revenue Code of 1986 (the "Code"), nonqualified stock options, restricted stock and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at the Company's election. The option exercise price of stock options may not be less than the fair market value per share of Class A Common Stock on the date the option is granted. The Stock Plan currently provides, without giving effect to the amendment sought herein, that, other than in the case of the death of an award recipient such options may be exercised for a term no longer than ten years. The Stock Plan provides that, in conjunction with the grant of an option, the Company may grant stock appreciation rights ("SARs") pursuant to which the employee may elect to receive payment, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, as the Compensation Committee may determine at the time the SAR is granted, equal to the difference between the fair market value of the stock as of the date the SAR is exercised and the option exercise price. The Stock Plan permits the granting of restricted shares and bonus award shares at prices determined by the Compensation Committee.



    An employee will not realize any income when an incentive stock option is granted under the Stock Plan or when such an option is exercised, and the Company will not be entitled to a deduction with respect to the grant or exercise of such an option. The difference between the exercise price of an incentive stock option and the fair market value of the Shares subject to the option at the time of exercise is an item of tax preference which may result in the employee being subject to the alternative minimum tax. If the employee holds the Shares acquired under an incentive stock option for at least two years from the date the option is granted and at least one year from the date of exercise of the option, any gain realized by the employee when the Shares are sold will be taxable as capital gain. If the holding periods are not satisfied, the employee will realize ordinary income in the year of the disposition of the Shares in an amount equal to the excess of the fair market value of such Shares on the date of exercise (or the proceeds of the disposition, if lower) over the option price, and the Company will be entitled to a corresponding deduction. Any remaining gain will generally be capital gain. If an incentive stock option is settled by the Company in cash, Shares or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Shares or combination thereof and the Company shall be entitled to a corresponding deduction.



    An employee will not realize any income, and the Company will not be entitled to a deduction, at the time that a nonqualified stock option is granted under the Stock Plan. Upon exercising a nonqualified stock option, an employee will realize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value on the exercise date of the Shares subject to the option over the exercise price of the option. The employee will have a basis in the Shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those Shares on the exercise date and the employee's holding period in the Shares received will commence on the date of exercise. If a nonqualified stock option is settled by the Company in cash, Shares or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Shares or combination thereof and the Company shall be entitled to a corresponding deduction.



    Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares of the Company's Class A Common Stock unless satisfied or settled in cash pursuant to the terms of the Stock Plan. On March 31, 1995, the closing price of a share of Class A Common stock on the American Stock Exchange was $53.125. During 1994, no awards were granted to the Company's Chief Executive Officer. Awards were granted to the Company's four other most highly compensated executive officers as set forth in the Option/SAR Grants Table under the heading "Executive Compensation" in this Proxy Statement. During 1994, all of the Company's current executive officers as a group were granted a total of 329,000 stock options and 329,000 SARs. During 1994, all employees of the Company, excluding all executive officers but including all officers who are not executive officers, were granted a total of 207,650 options, 207,650 SARs and 67,150 bonus award shares.

                    (3) APPOINTMENT OF INDEPENDENT AUDITORS


    The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors for the fiscal year 1995. The stockholders are requested to ratify and approve such appointment.

    It is expected that a representative of KPMG Peat Marwick LLP will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, is required to ratify and approve the amendment to the Stock Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR 1995.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

    As of this date the Board of Directors is not aware of any matters which may come before the meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the meeting.

    Proposals of stockholders intended to be presented at the Company's 1996 annual meeting of stockholders must be received by the Company at its executive offices shown on page 1 of this proxy statement on or prior to January 23, 1996 to be eligible for inclusion in the Company's proxy material to be used in connection with the 1996 meeting.


    The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1994 is enclosed herewith.


                                          By order of the Board of Directors,

                                          Robert S. Lemle
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY


Woodbury, New York
May 26, 1995

CLASS A PROXY

                          CABLEVISION SYSTEMS CORPORATION
                        SOLICITED BY THE BOARD OF DIRECTORS
                    ANNUAL MEETING OF STOCKHOLDERS, JUNE 20, 1995

   The undersigned hereby appoints WILLIAM J. BELL, MARC A. LUSTGARTEN, BARRY J. O'LEARY and ROBERT S. LEMLE and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of CABLEVISION SYSTEMS CORPORATION (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Tuesday, June 20, 1995, at 10:00 o'clock in the morning, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
   Unless otherwise specified in the spaces provided, the undersigned's vote is to cast FOR the election of the nominees for directors listed in Proposal (1) and FOR approval of Proposals (2) and (3) below, all as more fully described in the accompanying Proxy Statement.
   Receipt of the Notice of said annual meeting and of the Proxy Statement and Annual Report on Form 10-K of CABLEVISION SYSTEMS CORPORATION accompanying the same is hereby acknowledged.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more then one proxy card, please sign and return ALL cards in the enclosed envelope.

I plan to attend the meeting. \ \

1.  Election of the following nominees as Class A Directors:

FOR all nominees listed (except as marked to the contrary below) \ \
WITHHOLD AUTHORITY to vote for all nominees listed               \ \

Charles D. Ferris, Richard H. Hochman, Victor Oristano and A. Jerrold Perenchio

(INSTRUCTION: To withhold authority for any individual nominees, write that nominees name on the space provided below.)

----------------------------------------------------


2. Proposal to amend the Company's Amended and Restated Employee Stock Plan to permit the extension of the duration of certain nonqualified stock options and/or SARs granted under the Plan for up to two years.


    FOR  \ \   AGAINST  \ \   ABSTAIN  \ \


3. Proposal to ratify and approve the appointment of KPMG Peat Marwick LLP, as auditors for the fiscal year 1995.


    FOR  \ \   AGAINST  \ \   ABSTAIN  \ \


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Date____________________________ , 1995

Signature______________________________

Your signature should appear the same as your name appears hereon. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.

PLEASE DATE, SIGN AND RETURN THIS PROMPTLY IN THE ENVELOPE PROVIDED

CLASS B PROXY

                         CABLEVISION SYSTEMS CORPORATION
                       SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 20, 1995

   The undersigned hereby appoints WILLIAM J. BELL, MARC A. LUSTGARTEN, BARRY J. O'LEARY, ROBERT S. LEMLE and DAVID A. DEITCH and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of CABLEVISION SYSTEMS CORPORATION (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Thursday, June 20, 1995, at 10:00 o'clock in the morning, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
   Unless otherwise specified in the spaces provided, the undersigned's vote is to cast FOR the election of the nominees for directors listed in Proposal (1) and FOR approval of Proposals (2) and (3) below, all as more fully described in the accompanying Proxy Statement.
   Receipt of the Notice of said annual meeting and of the Proxy Statement and Annual Report on Form 10-K of CABLEVISION SYSTEMS CORPORATION accompanying the same is hereby acknowledged.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more then one proxy card, please sign and return ALL cards in the enclosed envelope.

I plan to attend the meeting. \ \

1.  Election of the following nominees as Class B Directors:

FOR all nominees listed (except as marked to the contrary below) \ \
WITHHOLD AUTHORITY to vote for all nominees listed               \ \

William J. Bell, Charles F. Dolan, James L. Dolan, Patrick F. Dolan, Robert S. Lemle, Marc A. Lustgarten, Sheila A. Mahony, Francis F. Randolph, Jr., Daniel T. Sweeney and John Tatta

(INSTRUCTION: To withhold authority for any individual nominees, write that nominee's name in the space provided below.)

----------------------------------------------------


2. Proposal to amend the Company's Amended and Restated Employee Stock to prevent the extension of the duration of certain nonqualified stock options and/or SARs granted under the plan for up to two years.


    FOR  \ \   AGAINST  \ \   ABSTAIN  \ \


3. Proposal to ratify and approve the appointment of KPMG Peat Marwick LLP, as auditors for the fiscal year 1995.


    FOR  \ \   AGAINST  \ \   ABSTAIN  \ \


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Date_____________________________ , 1995

Signature_______________________________

Your signature should appear the same as your name appears hereon. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.

PLEASE DATE, SIGN AND RETURN THIS PROMPTLY IN THE ENVELOPE PROVIDED